YEP

YEP, Inc., a global entrepreneurial Health and Wellness company featuring Micelle Nano technology, is launching a portfolio of exclusive CBD human and pet products into the highly coveted, multi-billion dollar Health and Wellness markets in North America and Asia.


THE FUTURE OF
ENTREPRENEURSHIP
Starts Here.
YEP

Invest

$99.45 minimum investment

Deadline November 18, 2021
in 2 months

Share Price
$0.65

Total Released
$76,689

Valuation
$9,033,683

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

YEP, Inc. announces Utopix™ and CBDBrainIQ™, a portfolio of plant based CBD Health and Wellness products focused on providing consumers around the world with Health and Wellness CBD products to compete and gain market share in the U.S. and emerging Asian markets.

YEP's CBD Health and Wellness consumer product categories:

- Plant based CBD beverages
- Human and pet products
- CBDBrainIQ™, CBD nootropic products for cognitive performance featuring clinically studied ingredients

DEAL HIGHLIGHTS

- Advisory board members include Kevin Harrington (original "Shark" on Shark Tank) & Steve Mandell (CEO - Gameplan Enterprises)
- Global supply agreements for proprietary CBD beverage technologies
- Launched CBDBrainIQ™ brands
- Launched FLUX™ Drinkables, a CBD water delivery system that utilizes CBD and nutraceutical tablets
- CBD distribution partnerships in Thailand and Japan
- Domestic CBD wholesale partnerships
- Funding allocations toward revenue generating activities

PROBLEM

problem


100 MILLION AMERICANS ARE IN CHRONIC PAIN.
2/3 BELIEVE THEY WILL BE IN PAIN FOR THE REST OF THEIR LIVES.
YEP
Young Entrepreneur Project

National Institutes of Health reported:

- 100 million Americans are in daily chronic pain
- As many as 1 in 4 Americans struggle with opioid addiction issues
- Over 55% of Americans are suffering from daily anxiety issues
- 25% of Americans have acute inflammation

There is an epidemic when it comes to treating chronic pain and inflammation. Over 100 million Americans' suffer every day from pain lasting more than six months. Two-thirds of pain sufferers believe they will never live another day pain free.

Treatment centered around prescription medication can have detrimental consequences such as addiction and cardiovascular damage. For example, opioids merely mask pain as a symptom and do not address the underlying root causes.

Oral NSAIDs products such as Tylenol and Ibuprofen also may not be the best long term solution. Most oral tablets are delivered through the GI tract — eventually spreading throughout the body. This results in lower concentrations of medicine reaching localized areas experiencing pain.

The CDC guideline now recommends nonopioid medications and nonpharmacologic treatments as the frontline defense for chronic pain outside of active cancer, palliative, or end-of-life care.

SOLUTION

YEP has launched a CBD consumer portfolio of products: Utopix™, CBDbrainIQ™, and FLUX™ Drinkables.

- The Utopix™ line of water-soluble CBD products are designed to provide consumers with functional plant based CBD products that work more efficiently than traditional "me too" CBD products.
- The Utopix™ CBD human and pet line will specifically focus on pain, inflammation management, brain health, and cognitive performance all with **zero** THC.
- CBDbrainIQ™ will provide consumers a CBD nootropic, in the form of a ready to drink beverage, for improved memory and cognitive performance.

  > Clinical research has shown that nootropics derived from natural sources have positive effects on the human body.

- FLUX™ Drinkables is a CBD water delivery system that utilizes natural nutraceutical tablets: Burn, Slay, and Reset.

utopix


UTOPIX
NANO CBD
DON'T LET GO OF YOUR FREEDOM TO GET RID OF YOUR PAIN.
100% Hemp Based CBD
Non-Addicitive
All-Natural
YEP

Utopix™ CBD

A proprietary consumer and pet product line exclusively with Micelle Nano technology for **advanced absorption**. Utopix™ CBD portfolio of natural and organic CBD Isolate and broad spectrum CBD is carefully formulated to deliver top-quality, consistent doses of pure, **THC free** CBD products.

- Pain relief roll-on's and cream jars
- Beauty creams for U.S. and Japanese markets
- Oral sublingual mints and tarts
- Oil tinctures
- Gourmet gummies

Inspired by leading CBD innovation centers, the Utopix™ CBD products are produced with organically grown, pesticide-free hemp. The results are pure, safe, and great-tasting products.

CBDBrainIQ

CBD BRAIN IQ™

CBDBrainIQ™

An innovative nootropic CBD beverage and orally disintegrating tablet (ODT) with a focus on rapid delivery and high dosing amounts of CBD. CBDBrainIQ™ contains clinically studied ingredients that have shown positive effects on the human body. Dosing ranges from 100-500 milligrams to produce an efficacious response to enhance one's focus, memory, and brain function.

CBDBrainIQ™ will be offered in 100mg and 500mg doses for chronic pain, inflammation, and opioid addiction. Ready to drink beverages with great taste and function.

FLUX Drinkables


IMPACT.
HYDRATE.
PERFORM.
FLUX drinkables

FLUX™ Drinkables

FLUX™ Drinkables is a CBD water delivery system that utilizes 3 different natural nutraceutical tablets:

- Burn
- Slay
- Reset

The diversified line of drinkables caters to varying individual goals. The tablets support weight loss, sleep, and energy all with **zero** carbs and **no** hidden calories. The natural nutraceutical tablets come in a 30 day supply, with options to purchase premium reusable-post consumer recycled plastic FLUX™ bottles and filter add-ons.

YEP's CBD Utopix™, CBDBrainIQ™, and FLUX™ Drinkables beverage lines have enabled YEP to create invaluable, domestic and international sales relationships with doctor's networks, highly coveted direct to consumer influencer channels, and B2B industries.

flux-utopix


FLUX drinkables
UTOPIX
NANO CBD

BUSINESS MODEL

business-model


ENTREPRENEURS
EMPOWERING
ENTREPRENEURS
YEP
Young Entrepreneur Project

Direct Sales Affiliate Model

YEP has a robust domestic and international affiliate customer base who pay a monthly subscription for proprietary CBD health products. Our markets include highly coveted Asian countries including:

- Japan
- South Korea
- Thailand
- Hong Kong

Direct to Consumer E-commerce and Influencer Marketing

UTOPIX™ advanced absorption human and pet CBD product lines plan to be marketed through traditional radio, podcast, and email campaigns for high profit margins and customer bases.

Wholesale

Direct wholesale to thousands of stand alone CBD stores and health care professionals.

MARKET

Water-soluble CBD is well positioned to capture significant domestic and international market share. Yahoo Finance projects U.S. Hemp CBD sales to reach $5.3 billion in retail with a 2026 projection of $16 billion.

UTOPIX™ CBD will aggressively enter Asian countries, primarily Japan and S. Korea through an affiliate model as well as direct online sales.

CBDBrainIQ™, a nootropic for cognitive performance, has the opportunity to be a flagship CBD product, specifically marketed to aging adults, college students, and athletes.

Functional CBD is a national game changer in the U.S.,with an estimated market of over $2 billion dollars in 2021.

GROWTH PLAN

We plan to use your investment to grow the company in three ways:

1. YEP plans to expand UTOPIX™ featuring Micelle Nano technology, CBDBrainIQ™, and FLUX™ Drinkables into highly coveted affiliate models through existing offices and partners. Accelerate customer acquisition and secure additional, highly coveted distribution customers domestically and in growing Asian markets.
2. We plan to strategically invest in influencer marketing to scale the business and brands. Marketing investments centered around driving performance based sales, securing high profit margins with a high level of brand exposure. A significant opportunity for YEP lies in performance-focused paid media. Platforms such as Facebook, Instagram, and Google ad networks will be workhorses for our growth. Concurrently, we'll use steady PR and media pitching to drive demand. Lastly, we'll create high-quality content to fuel the entire marketing ecosystem, and more importantly, provide real value to consumers striving to improve their health and wellness.
3. CBDBrainIQ™ consumer product lines feature clinically studied ingredients with higher, dosable amounts of CBD for chronic pain & opioid addiction.

Unlike most conventional CBD pain relief brands on the market, our existing product lines provide solutions designed to treat the causes of pain, inflammation and oxidative stress, as well as support brain function and weight loss.

At the same time, future complementary products will deepen customer loyalty and increase lifetime value. By creating best in class CBD pain relief products, YEP offers global consumers tremendous value at affordable prices compared to the fragmented CBD wellness market.

PRESS

- YEP Enters into Globally Exclusive Letter of Intent with Wellness Labs for Specialized PPE, Hydration Systems, and CBD Products - Yahoo Finance
- YEP Enters into Globally Exclusive Distribution Agreement for Axiom8, an FDA Clinically Approved 5-Hour Skin Protectant Against COVID-19 - Yahoo Finance
- YEP Enters into Exclusive Global Distribution Agreement for Flux Drinkables, an FDA Approved, Bio-Enhanced, Water Bottle Delivery System for Pharmaceutical, Nutraceutical and Cannabis Consumer Products - Yahoo Finance
- YEP Announces Kevin Harrington and Steve Mandell Appointed to Advisory Board - Yahoo Finance
- YEP Announces the Launch of Its DDS Challenge - Yahoo Finance

TEAM



Jimmy Ezzell

CEO & President

Over 15 years, Ezzell grew several organizations into tens of thousands of members worldwide. Built several sales organizations, totaling over $100 million+ of revenue. Won numerous industry awards and reached top executive levels in several companies.



Rick Anson

VP of Product Innovation & Wellness

Anson has 20+ years of consumer product development experience. Rick specializes in hemp CBD, nutraceutical, and pharmaceutical products. He developed and commercialized a proprietary line of PPE products for B2B and B2C providing non-alcohol based, FDA and EPA registered, clinically proven personal protection and business use products.



C.J. Floyd

CFO & Vice President of Finance & Accounting

Floyd has previously been CEO and CFO for several public and private companies, with in-depth knowledge of public company reporting and fundraising. Successful turnaround experience for equity funds. He's a former auditor and consultant for Ernst & Young, Berlin, Germany. MBA, Wharton.



Lorrell Winfield

COO & VP of Operations

Winfield has 20+ years experience as Director of Operations for Aquila Energy and Verizon. Spearheaded critical transitional phases during acquisitions.



Livia Fisher-Kane

VP of Marketing & Branding

Livia has 22 years of experience in filmmaking, TV production, and brand/business development. Partnered in 2009 with UFC's international expansion team, UFC subsequently sold to WME for $4 billion in 2016. Social media and content marketing strategist for celebrities, building combined audiences of millions of followers.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
IT Development	$107,500	10.0%
Marketing & Advertising	$220,500	20.6%
CBD Related Investments	$389,569	36.4%
Inventory	$300,000	28.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in YEP, Inc.. This offering must raise at least $10,000 by November 18, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. YEP may issue additional securities to raise up to $1,069,999, the offering's *maximum*.



$76,689 raised!
$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

15,544,127 shares
× $0.65 per share

$10,103,683 implied valuation

PITCH DECK



YEP
Young Entrepreneur Project
Investor Presentation

YEP

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on July 29, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Instagram

UPDATES

Jul 29, 2021 — Primary offering of 1,646,153 shares at $0.65

Jul 29, 2021 — Filed Form C

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